EXHIBIT 10.1

FIRST AMENDMENT
TO THE
AK STEEL HOLDING CORPORATION
STOCK INCENTIVE PLAN
(as amended and restated as of October 16, 2008)

Pursuant to the power of amendment reserved to the Board of Directors of AK Steel Holding Corporation in Section 11.1 of the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of October 16, 2008) (the “Plan”), the Plan is hereby amended effective as of July 16, 2009 as follows:

(1)           Section 6.1 is changed in its entirety to read as follows:

“6.1           Grant of Options.

(a)           Options may be granted to an Employee or Director at any time and from time to time as shall be determined by and in the sole discretion of the Committee, subject to the provisions of Section 4.1.

(b)           Prior to July 16, 2009, each Director who was not employed by the Company received Options with respect to ten thousand (10,000) Shares on the date of his or her initial election to the Board. Such Directors may have received additional Options in a similar amount at approximately five year intervals thereafter during their term on the Board as determined by and in the sole discretion of the Committee. The elimination on July 16, 2009 of the provisions for such Option awards was not intended to have, and shall not have, any effect on Options awarded prior to July 16, 2009 under the version of this Section 6.1(b) in effect prior to such date or on the terms and conditions applicable to those Options upon the date of award.

(2)           Section 7.7 (a) is changed in its entirety to read as follows:

“(a)             Except as otherwise determined by majority vote of the Board with respect to any calendar year, fifty percent (50%) of each Director’s annual retainer fee for services on the Board shall be paid in the form of Restricted Stock Awards or in the form of Restricted Stock Unit Awards, as determined by the Board. Each Director may elect before the beginning of such calendar year to have more than fifty percent (50%) of his or her annual retainer fee, and/or a portion of any other fees to be earned in such calendar year for services on the Board that otherwise would be payable in cash, paid to him or her by such means. Awards under this Section 7.7(a), and any other Awards to Directors under this Article 7, shall be made at intervals during the calendar year as the Company determines to be administratively feasible, but not less frequently than quarterly, according to procedures established by the Company and approved by the Board.”

IN WITNESS WHEREOF, AK Steel Holding Corporation has caused this first Amendment to the Plan to be executed this 8th day of September, 2009.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn, Senior Vice President,
General Counsel and Secretary